================================================================================


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                             Network Engines, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    64121A107
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   [_]   Rule 13d-1(b)
   [_]   Rule 13d-1(c)
   [X]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
================================================================================

===================                                          ===================
CUSIP NO. 64121A107                   13G                    PAGE 2 OF 31 PAGES
===================                                          ===================

================================================================================
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Canaan Equity II L.P.
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
                                                                        (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware Limited Partnership
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    1,161,350
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          611,699
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            1,161,350
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    611,699
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,773,049
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.2%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 31 Pages

===================                                          ===================
CUSIP NO. 64121A107                   13G                    PAGE 3 OF 31 PAGES
===================                                          ===================

================================================================================
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Canaan Equity II L.P. (QP)
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
                                                                        (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware Limited Partnership
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    519,502
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          1,253,547
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            519,502
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    1,253,547
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,773,049
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.2%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 31 Pages

===================                                          ===================
CUSIP NO. 64121A107                   13G                    PAGE 4 OF 31 PAGES
===================                                          ===================

================================================================================
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Canaan Equity II Entrepreneurs LLC
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
                                                                        (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware Limited Liability Company
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    92,197
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          1,680,852
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            92,197
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    1,680,852
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,773,049
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.2%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      OO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 31 Pages

===================                                          ===================
CUSIP NO. 64121A107                   13G                    PAGE 5 OF 31 PAGES
===================                                          ===================

================================================================================
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Canaan Equity Partners II LLC
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
                                                                        (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware Limited Liability Company
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          1,773,049
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    1,773,049
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,773,049
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.2%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      OO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 31 Pages

===================                                          ===================
CUSIP NO. 64121A107                   13G                    PAGE 6 OF 31 PAGES
===================                                          ===================

================================================================================
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Harry T. Rein
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
                                                                        (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          1,773,049
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    1,773,049
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,773,049
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.2%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 31 Pages

===================                                          ===================
CUSIP NO. 64121A107                   13G                    PAGE 7 OF 31 PAGES
===================                                          ===================

================================================================================
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      James C. Furnivall
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
                                                                        (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    1,800
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          1,773,049
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            1,800
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    1,773,049
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,774,849
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.2%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 31 Pages

===================                                          ===================
CUSIP NO. 64121A107                   13G                    PAGE 8 OF 31 PAGES
===================                                          ===================

================================================================================
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Stephen L. Green
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
                                                                        (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          1,773,049
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    1,773,049
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,773,049
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.2%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 31 Pages

===================                                          ===================
CUSIP NO. 64121A107                   13G                    PAGE 9 OF 31 PAGES
===================                                          ===================

================================================================================
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Deepak Kamra
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
                                                                        (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          1,773,049
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    1,773,049
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,773,049
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.2%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 31 Pages

===================                                          ===================
CUSIP NO. 64121A107                   13G                    PAGE 10 OF 31 PAGES
===================                                          ===================

================================================================================
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Gregory Kopchinsky
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
                                                                        (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          1,773,049
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    1,773,049
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,773,049
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.2%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 10 of 31 Pages

===================                                          ===================
CUSIP NO. 64121A107                   13G                    PAGE 11 OF 31 PAGES
===================                                          ===================

================================================================================
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Guy M. Russo
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
                                                                        (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          1,773,049
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    1,773,049
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,773,049
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.2%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 11 of 31 Pages

===================                                          ===================
CUSIP NO. 64121A107                   13G                    PAGE 12 OF 31 PAGES
===================                                          ===================

================================================================================
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      John V. Balen
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
                                                                        (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          1,773,049
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    1,773,049
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,773,049
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.2%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 12 of 31 Pages

===================                                          ===================
CUSIP NO. 64121A107                   13G                    PAGE 13 OF 31 PAGES
===================                                          ===================

================================================================================
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Eric A. Young
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
                                                                        (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          1,773,049
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    1,773,049
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,773,049
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.2%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 13 of 31 Pages

===================                                          ===================
CUSIP NO. 64121A107                   13G                    PAGE 14 OF 31 PAGES
===================                                          ===================

================================================================================
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Charmers Landing LLC
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
                                                                        (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware Limited Liability Company
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          1,773,049
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    1,773,049
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,773,049
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.2%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      OO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 14 of 31 Pages

===================                                          ===================
CUSIP NO. 64121A107                   13G                    PAGE 15 OF 31 PAGES
===================                                          ===================

================================================================================
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Henry Street Associates, LLC
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
                                                                        (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware Limited Liability Company
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          1,773,049
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    1,773,049
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,773,049
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.2%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      OO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 15 of 31 Pages

===================                                          ===================
CUSIP NO. 64121A107                   13G                    PAGE 16 OF 31 PAGES
===================                                          ===================

================================================================================
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Stonehenge LLC
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
                                                                        (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware Limited Liability Company
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          1,773,049
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    1,773,049
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,773,049
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.2%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      OO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 16 of 31 Pages

===================                                          ===================
CUSIP NO. 64121A107                   13G                    PAGE 17 OF 31 PAGES
===================                                          ===================

================================================================================
  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Waubeeka LLC
----- --------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[_]
                                                                        (b)[_]
----- --------------------------------------------------------------------------
  3   SEC USE ONLY


----- --------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware Limited Liability Company
--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                    0
  NUMBER OF   ----- ------------------------------------------------------------
   SHARES       6   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          1,773,049
    EACH      ----- ------------------------------------------------------------
 REPORTING      7   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
              ----- ------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                    1,773,049
----- --------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,773,049
----- --------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


----- --------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.2%
----- --------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      OO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 17 of 31 Pages

===================                                          ===================
CUSIP NO. 64121A107                   13G                    PAGE 18 OF 31 PAGES
===================                                          ===================

Item 1(a).  Name of Issuer
            --------------
            Network Engines, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices
            -----------------------------------------------
            25 Dan Road
            Canton, MA  02021

Item 2(a).  Name of Person Filing
            ---------------------
            This statement is filed by Canaan Equity II L.P. ("CE II"), a Delaware limited partnership, Canaan Equity II L.P. (QP) ("CE II QP"), a Delaware limited partnership, Canaan Equity II Entrepreneurs, LLC ("Entrepreneurs"), a Delaware limited liability company, Canaan Equity Partners II LLC ("CEP II"), a Delaware limited liability company and the General Partner of CE II and CE II QP and the Manager of Entrepreneurs, Harry T. Rein, John V. Balen, James C. Furnivall, Stephen L. Green, Deepak Kamra, Gregory Kopchinsky, Guy M. Russo, Eric A. Young, Charmers Landing LLC ("Charmers"), a Delaware limited liability company, Henry Street Associates, LLC ("Henry"), a Delaware limited liability company, Stonehenge LLC ("Stone"), a Delaware limited liability company, and Waubeeka LLC ("Waubeeka") a Delaware limited liability company. The sole managers of Charmers, Henry, Stone, and Waubeeka are Stephen L. Green, Harry T. Rein, Gregory Kopchinsky and Guy M. Russo, respectively. CE II, CE II QP, Entrepreneurs, CEP II, Messrs. Rein, Balen, Furnivall, Green, Kamra, Kopchinsky, Russo and Young (who serve as Managers of CEP II), and Charmers, Henry, Stone and Waubeeka are collectively referred to as the "Reporting Persons".

Item 2(b).  Address of Principal Business Office or, if None, Residence
            -----------------------------------------------------------
            Except in the case of, John V. Balen, Deepak Kamra and Eric A. Young, the principal business address of the Reporting Persons is 105 Rowayton Avenue, Rowayton, CT 06853. The principal business address of John V. Balen, Deepak Kamra and Eric A. Young is 2884 Sand Hill Road, Suite 115, Menlo Park, CA 94025.

Item 2(c).  Citizenship
            -----------
            Each of CE II and CE II QP, is a limited partnership organized under the laws of Delaware. Each of Entrepreneurs, CEP II, Charmers, Henry, Stone and Waubeeka is a limited liability company organized under the laws of Delaware. Each of the Partners is a citizen of the United States.

Item 2(d).  Title of Class of Securities
            ----------------------------
            This Schedule 13G report relates to the Common Stock, par value $.01 ("Common Stock") of Network Engines, Inc. ("the Company").

===================                                          ===================
CUSIP NO. 64121A107                   13G                    PAGE 19 OF 31 PAGES
===================                                          ===================

Item 2(e).  CUSIP Number
            ------------
            CUSIP number 64121A107

Item 3.     If this statement is filed pursuant to ss.ss.240.13d-1(b) or
            ------------------------------------------------------------
            240.13d-2(b) or (c), check whether the person filing is a:
            ----------------------------------------------------------
            (a) [ ] Broker or dealer registered under section 15 of the Act (15
                    U.S.C. 78o).
            (b) [ ] Bank as defined in section 3(a)(6) of the Act
                    (15 U.S.C. 78c).
            (c) [ ] Insurance company as defined in section 3(a)(19) of the Act
                    (15 U.S.C. 78c).
            (d) [ ] Investment company registered under section 8 of the
                    Investment Company Act of 1940 (15 U.S.C 80a-8).
            (e) [ ] An investment adviser in accordance with
                    ss.240.13d-1(b)(1)(ii)(E);
            (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
            (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);
            (h) [ ] A savings associations as defined in Section 3(b) of the
                    Federal Deposit Insurance Act (12 U.S.C. 1813);
            (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
            (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

            None.

Item 4.     Ownership
            ---------

            (a)  Amount Beneficially Owned

                 As of December 31, 2001, (i) CE II is the record holder of 1,161,350 shares of Common Stock, (ii) CE II QP is the record holder of 519,502 shares of Common Stock, and (iii) Entrepreneurs is the record holder of 92,197 shares of Common Stock. As the General Partner of CE II and CE II QP and the Manager of Entrepreneurs, CEP II may be deemed to own beneficially 1,773,049 shares of Common Stock (the "Record Shares"). By virtue of their relationship as affiliated limited partnerships, who have overlapping general partners and managers, each of CE II, CE II QP and Entrepreneurs may be deemed to own beneficially the Record Shares. As individual managers of CEP II, Messrs. Rein, Balen, Furnivall, Green, Kamra, Kopchinsky, Russo and Young may also be deemed to own beneficially the Record Shares.

                 As of December 31, 2001, Mr. Furnivall is also the record owner of 1,800 shares of Common Stock.

                 By virtue of the contractual relationship between Charmers and Mr. Green, its sole manager, Charmers may also be deemed to own beneficially the Record Shares and the shares held of record by Mr. Green, and Mr. Green may also be deemed to own beneficially

===================                                          ===================
CUSIP NO. 64121A107                   13G                    PAGE 20 OF 31 PAGES
===================                                          ===================

                 the shares held of record by Charmers. By virtue of the contractual relationship between Henry and Mr. Rein, its sole manager, Henry may also be deemed to own beneficially the Record Shares and the shares held of record by Mr. Rein, and Mr. Rein may also be deemed to own beneficially the shares held of record by Henry. By virtue of the contractual relationship between Stone and Mr. Kopchinsky, its sole manager, Stone may also be deemed to own beneficially the Record Shares and the shares held of record by Mr. Kopchinsky, and Mr. Kopchinsky may also be deemed to own beneficially the shares held of record by Stone. By virtue of the contractual relationship between Waubeeka and Mr. Russo, its sole manager, Waubeeka may also be deemed to own beneficially the Record Shares.

            (b)  Percent of Class:

                 Each Reporting Person: 6.1%. The foregoing percentage is based on the 33,816,576 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10-Q of the Issuer for the quarter ended September 30, 2001.

            (c)  Number of shares to which such person has:

                                                  NUMBER OF SHARES
                                     ------------------------------------------
            (c)  Reporting Person       (i)        (ii)      (iii)      (iv)
                 -----------------   ---------  ---------  ---------  ---------
                 CE II               1,161,350    611,699  1,161,350  1,161,350
                 CE II QP              519,502  1,253,547    519,502  1,253,547
                 Entrepreneurs          92,197  1,680,852     92,197  1,680,852
                 CEP II                      0  1,773,049          0  1,773,049
                 Harry T. Rein               0  1,773,049          0  1,773,049
                 John V. Balen               0  1,773,049          0  1,773,049
                 James C. Furnivall      1,800  1,773,049      1,800  1,773,049
                 Stephen L. Green            0  1,773,049          0  1,773,049
                 Deepak Kamra                0  1,773,049          0  1,773,049
                 Gregory Kopchinsky          0  1,773,049          0  1,773,049
                 Guy M. Russo                0  1,773,049          0  1,773,049
                 Eric A. Young               0  1,773,049          0  1,773,049
                 Charmers                    0  1,773,049          0  1,773,049
                 Henry                       0  1,773,049          0  1,773,049
                 Stone                       0  1,773,049          0  1,773,049
                 Waubeeka                    0  1,773,049          0  1,773,049

                 (i)   Sole power to vote or direct the vote
                 (ii)  Shared power to vote or to direct the vote
                 (iii) Sole power to dispose or to direct the disposition of
                 (iv)  Shared power to dispose or to direct the disposition of

Item 5.     Ownership of Five Percent or Less of a Class
            --------------------------------------------
            Not Applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person
            ---------------------------------------------------------------
            Not applicable.

===================                                          ===================
CUSIP NO. 64121A107                   13G                    PAGE 21 OF 31 PAGES
===================                                          ===================

Item 7.     Identification and Classification of the Subsidiary which Acquired
            ------------------------------------------------------------------
            the Security Being Reported on by the Parent Holding Company
            -------------------------------------------------------------
            Not applicable.

Item 8.     Identification and Classification of Members of the Group
            ---------------------------------------------------------
            Each of the Reporting Persons expressly disclaims membership in a "Group" as defined in Rule 13d-1 (b) (ii) (J).

Item 9.     Notice of Dissolution of Group
            ------------------------------
            Not applicable.

Item 10.    Certification
            -------------
            Not applicable. This Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

DATE:  February 12, 2002

===================                                          ===================
CUSIP NO. 64121A107                   13G                    PAGE 22 OF 31 PAGES
===================                                          ===================

                                   SIGNATURES
                                   ----------

After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Canaan Equity II L.P.

By:  Canaan Equity Partners II LLC
     Its General Partner

By:               *
     ----------------------------
     Manager

Canaan Equity II L.P. (QP)

By:  Canaan Equity Partners II LLC
     Its General Partner

By:               *
     ----------------------------
     Manager

Canaan Equity II Entrepreneurs LLC.

By:  Canaan Equity Partners II LLC
     Its Manager

By:               *
     ----------------------------
     Manager

Canaan Equity Partners II LLC

By:               *
     ----------------------------
     Manager


                 *
---------------------------------
Harry T. Rein

===================                                          ===================
CUSIP NO. 64121A107                   13G                    PAGE 23 OF 31 PAGES
===================                                          ===================


                 *
---------------------------------
John V. Balen


                 *
---------------------------------
James C. Furnivall


                 *
---------------------------------
Stephen L. Green


                 *
---------------------------------
Deepak Kamra


                 *
---------------------------------
Gregory Kopchinsky


                 *
---------------------------------
Guy M. Russo


                 *
---------------------------------
Eric A. Young


Charmers Landing LLC

By:               *
     ----------------------------
     Manager

Henry Street Associates, LLC

By:               *
     ----------------------------
     Manager

Stonehenge LLC

By:               *
     ----------------------------
     Manager

Waubeeka LLC

By:               *
     ----------------------------
     Manager

===================                                          ===================
CUSIP NO. 64121A107                   13G                    PAGE 24 OF 31 PAGES
===================                                          ===================


                                               *By:  /s/ Guy M. Russo
                                                     ---------------------------
                                                     Guy M. Russo
                                                     Attorney-in-Fact
--------------------------------------------------------------------------------
This Schedule 13G was executed by Guy M. Russo pursuant to Powers of Attorney a copy of which is filed herewith as Exhibit 2.

===================                                          ===================
CUSIP NO. 64121A107                   13G                    PAGE 25 OF 31 PAGES
===================                                          ===================


                                                                       Exhibit 1
                                                                       ---------
                             JOINT FILING AGREEMENT
                             ----------------------

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned agree that only one statement containing the information required by Schedule 13G need be filed by each of the undersigned with respect to the ownership by each of the undersigned of shares of stock of Network Engines, Inc. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.


Canaan Equity II L.P.

By:  Canaan Equity Partners II LLC
     Its General Partner

By:               *
     ----------------------------
     Manager

Canaan Equity II L.P. (QP)

By:  Canaan Equity Partners II LLC
     Its General Partner

By:               *
     ----------------------------
     Manager

Canaan Equity II Entrepreneurs LLC

By:  Canaan Equity Partners II LLC
     Its Manager

By:               *
     ----------------------------
     Manager

Canaan Equity Partners II LLC

By:               *
     ----------------------------
     Manager


                 *
---------------------------------
Harry T. Rein

===================                                          ===================
CUSIP NO. 64121A107                   13G                    PAGE 26 OF 31 PAGES
===================                                          ===================



                 *
---------------------------------
John V. Balen


                 *
---------------------------------
James C. Furnivall


                 *
---------------------------------
Stephen L. Green


                 *
---------------------------------
Deepak Kamra


                 *
---------------------------------
Gregory Kopchinsky


                 *
---------------------------------
Guy M. Russo


                 *
---------------------------------
Eric A. Young

Charmers Landing LLC

By:               *
     ----------------------------
     Manager

Henry Street Associates, LLC

By:               *
     ----------------------------
     Manager

Stonehenge LLC

By:               *
     ----------------------------
     Manager

Waubeeka LLC

By:               *
     ----------------------------
     Manager

===================                                          ===================
CUSIP NO. 64121A107                   13G                    PAGE 27 OF 31 PAGES
===================                                          ===================



                                               *By:  /s/ Guy M. Russo
                                                     ---------------------------
                                                     Guy M. Russo
                                                     Attorney-in-Fact
--------------------------------------------------------------------------------
This Schedule 13G was executed by Guy M. Russo pursuant to Powers of Attorney a copy of which is filed herewith as Exhibit 2.

===================                                          ===================
CUSIP NO. 64121A107                   13G                    PAGE 28 OF 31 PAGES
===================                                          ===================


                                                                       Exhibit 2
                                                                       ---------

                                POWER OF ATTORNEY


            KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Guy M. Russo his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself as an individual or in his capacity as a general partner or authorized signatory, as the case may be, on behalf of any of Canaan Equity II L.P., Canaan Equity II L.P. (QP), Canaan Equity II Entrepreneurs LLC and Canaan Equity Partners II LLC pursuant to the Securities Act of 1933, as amended, (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Securities Act, the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby, and ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof, or may have done in connection with the matters described above.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

===================                                          ===================
CUSIP NO. 64121A107                   13G                    PAGE 29 OF 31 PAGES
===================                                          ===================



            IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 14th day of February, 2001.


CANAAN EQUITY II L.P.

By:  Canaan Equity Partners II LLC
        Its General Partner

By:  /s/ Harry T. Rein
     ----------------------------
     Member/Manager

CANAAN EQUITY II L.P. (QP)

By:  Canaan Equity Partners II LLC
        Its General Partner

By:  /s/ Harry T. Rein
     ----------------------------
     Member/Manager

CANAAN EQUITY II ENTREPRENEURS LLC

By:  Canaan Equity Partners II LLC
        Its General Partner

By:  /s/ Harry T. Rein
     ----------------------------
     Member/Manager

CANAAN EQUITY PARTNERS II LLC

By:  /s/ Harry T. Rein
     ----------------------------
     Member/Manager


  /s/ Harry T. Rein
---------------------------------
Harry T. Rein


  /s/ John V. Balen
---------------------------------
John V. Balen


  /s/ James C. Furnivall
---------------------------------
James C. Furnivall

===================                                          ===================
CUSIP NO. 64121A107                   13G                    PAGE 30 OF 31 PAGES
===================                                          ===================


  /s/ Stephen L. Green
---------------------------------
Stephen L. Green


  /s/ Deepak Kamra
---------------------------------
Deepak Kamra


  /s/ Guy M. Russo
---------------------------------
Guy M. Russo


  /s/ Gregory Kopchinsky
---------------------------------
Gregory Kopchinsky


  /s/ Eric A. Young
---------------------------------
Eric A. Young

===================                                          ===================
CUSIP NO. 64121A107                   13G                    PAGE 31 OF 31 PAGES
===================                                          ===================



            IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 12th day of February, 2002.


Charmers Landing LLC

By:               *
     ----------------------------
     Manager

Henry Street Associates, LLC

By:               *
     ----------------------------
     Manager

Stonehenge LLC

By:               *
     ----------------------------
     Manager

Waubeeka LLC

By:               *
     ----------------------------
     Manager